================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------

                               (AMENDMENT NO. 1)*


                        REDHOOK ALE BREWERY, INCORPORATED
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


         COMMON STOCK,                                           757473103
   PAR VALUE $.005 PER SHARE
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                                 (CUSIP NUMBER)


                                NOVEMBER 8, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[ ]  RULE 13D-1(C)
[X]  RULE 13D-1(D)
                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                               Page 1 of 11 Pages

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NY2:\877886\02\$TDQ02!.DOC\47660.0748

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            757473103                                       13G                              Page 2 of 11
------------------------------------ --------------------------------------------            --------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSONS:                          GE CAPITAL REDHOOK INVESTMENT CORP.


             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------ ---------------------------------------------------------------------------------------------------- -----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                          (A) [_]
                                                                                                                          (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                                   0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                                 0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                              0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                            0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      0

------------ ---------------------------------------------------------------------------------------------------- -----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [ ]

------------ ---------------------------------------------------------------------------------------------------- -----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           CO
------------ --------------------------------------------------- ------------------------------------------------------------------



* SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 11 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            757473103                                       13G                              Page 3 of 11
------------------------------------ --------------------------------------------            --------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSONS:                          GENERAL ELECTRIC CAPITAL CORPORATION


             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------ ---------------------------------------------------------------------------------------------------- -----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                          (A) [_]
                                                                                                                          (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               NEW YORK

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                                   0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                                 0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                              0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                            0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      0

------------ ---------------------------------------------------------------------------------------------------- -----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [ ]

------------ ---------------------------------------------------------------------------------------------------- -----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           CO
------------ --------------------------------------------------- ------------------------------------------------------------------



* SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 11 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            757473103                                       13G                              Page 4 of 11
------------------------------------ --------------------------------------------            --------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSONS:                          GENERAL ELECTRIC CAPITAL SERVICES, INC.


             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------ ---------------------------------------------------------------------------------------------------- -----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                          (A) [_]
                                                                                                                          (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                                   0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                                 0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                              0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                            0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      0

------------ ---------------------------------------------------------------------------------------------------- -----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [ ]

------------ ---------------------------------------------------------------------------------------------------- -----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           CO
------------ --------------------------------------------------- ------------------------------------------------------------------



* SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 4 of 11 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            757473103                                       13G                              Page 5 of 11
------------------------------------ --------------------------------------------            --------------------------------------

------------ --------------------------------------------------- ------------------------------------------------------------------
  1          NAME OF REPORTING PERSONS:                          GENERAL ELECTRIC COMPANY


             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------ ---------------------------------------------------------------------------------------------------- -----------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                          (A) [_]
                                                                                                                          (B) [X]
------------ ----------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY

------------ --------------------------------------------------- ------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION:               NEW YORK

------------------- ------ ------------------------------------------------ -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                                   0
   SHARES
                    ------ ------------------------------------------------ -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                                 0
  OWNED BY
                    ------ ------------------------------------------------ -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                              0
  REPORTING
                    ------ ------------------------------------------------ -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                            0

------------ -------------------------------------------------------------- -------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      0

------------ ---------------------------------------------------------------------------------------------------- -----------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [ ]

------------ ---------------------------------------------------------------------------------------------------- -----------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   0%

------------ --------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                           CO
------------ --------------------------------------------------- ------------------------------------------------------------------



* SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 11 Pages

ITEM 1.              NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL
                     EXECUTIVE OFFICES

                     (a) and (b). This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock (the "Common Stock") of Redhook Ale Brewery, Incorporated, a Washington corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 3400 Phinney Avenue North, Seattle, Washington 98103.

ITEM 2.              NAME OF PERSON FILING

                     (a) - (c).This Schedule 13G is being filed by GE Capital Redhook Investment Corp. ("GE Redhook"), for and on behalf of itself, General Electric Capital Corporation ("GE Capital"), General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE" and together with GE Redhook, GE Capital and GECS, the "Reporting Persons"). GECS is a wholly-owned subsidiary of GE, GE Capital is a subsidiary of GECS and GE Redhook is a wholly owned subsidiary of GE Capital. GE Redhook is a Delaware corporation with its principal place of business located at 260 Long Ridge Road, Stamford, CT 06927. GE Capital is a New York corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

                     (d) - (e).This statement relates to the Common Stock of the Issuer, par value $.005 per share. The CUSIP Number for such shares is 757473103.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

              (a)  [ ]     Broker or dealer registered under Section 15 of the
                           Exchange Act;

              (b)  [ ]     Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

              (c)  [ ]     Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act;

              (d)  [ ]     Investment company registered under Section 8 of the
                           Investment Company Act;

              (e)  [ ]     An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

              (f)  [ ]     An Employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)  [ ]     A Parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

              (h)  [ ]     A Savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

              (i) [ ] A Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;


                               Page 6 of 11 Pages

              (j)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              Not applicable.

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |X|.

                     As of November 8, 1999, none of the Reporting Persons beneficially owned any shares of the Issuer's Common Stock.




             [The remainder of this page intentionally left blank.]










                               Page 7 of 11 Pages

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:     February 14, 2000


                                    GE Capital Redhook Investment Corp.

                                    By: /s/ Jonathan K. Sprole
                                        -------------------------------------
                                        Name: Jonathan K. Sprole
                                        Title: Vice President and Secretary








                               Page 8 of 11 Pages

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:     February 14, 2000


                                         General Electric Capital Corporation

                                         By: /s/ Michael E. Pralle
                                             ---------------------------------
                                             Name: Michael E. Pralle
                                             Title: Senior Vice President












                               Page 9 of 11 Pages

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:     February 14, 2000


                                 General Electric Capital Services, Inc.

                                 By: /s/ Michael E. Pralle                    *
                                     ------------------------------------------
                                     Name: Michael E. Pralle
                                     Title: Attorney-in-Fact



* Power of attorney, dated as of April 30, 1998, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.










                              Page 10 of 11 Pages

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:     February 14, 2000

                                       General Electric Company

                                       By: /s/ Michael E. Pralle              *
                                           ------------------------------------
                                           Name: Michael E. Pralle
                                           Title: Attorney-in-Fact



* Power of attorney, dated as of April 30, 1998, by General Electric Company, is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.










                              Page 11 of 11 Pages